EXHIBIT 4.8

Longcheng Industrial Area Common Property Tenancy Contract

Lessor (Party A): Shenzhen Land & Sun Industrial & Trade Co., Ltd.

Lessee(Party B):  China Bao An Long Cheng Hi-Lite Electronic Factory, Shenzhen
                  Long Cheng Industrial Co., Ltd Plastic Metal Fty, Shenzhen Long Cheng Nissin Precision Metal Plastic Factory

Place:            Shenzhen City, Longhua Zhen

Date:             29th December, 2003

      Party A provides the land to Party B for the production need, for the purpose of clarifying the rights and duties of the lessor and lessee, after negotiation, both parties have come to an agreement and this contract is made.

1. To deliver the factory, dormitory, apartments, and canteen to Party B as scheduled and be responsible for the water supply, road access, and electricity supply .

1. NAME AND AREA OF THE LEASED PROPERTY: The rented land is located at the north of J-1 factory, the total construction area of the land is 181.50 square meters.

2. TERM OF TENANCY: The term of this lease is starting from January 1st, 2004 to February 28th, 2009. 3. RENT AND DEPOSIT: Party B shall pay the rent and management fee in the amount of Rmb907.50 to party A every month (equivalent to Rmb5 per square meters). Party B shall pay two month's deposit or rent and management fee in the amount of Rmb1,815--. After deducting any unpaid rent and renovation fee from the deposit, Party A shall return the balance to party B.

4. PAYMENT OF RENT: The rent shall be settled every month. Party B shall pay the rent of the month before the 10th day of the month by cash or by transferring accounts to Party A or by remittance to Party's account.

5. DUTIES OF PARTY A: To deliver the land to party B as scheduled, to assist party B in resolving some difficulties in the actual operation. Party A cannot sub-lease the leased land to other parties before the expiry of the tenancy.

6. DUTIES OF PARTY B: Party B is responsible to handle all the environmental issues. Party B shall, during the term of this lease, comply with the relevant laws, orders of China and the relevant regulations and shall obey the unified management rules and regulations of the industrial area. Party B is responsible to pay the fee of the usage of the land to the concerned governmental bodies. (equivalent to annual fee of Rmb5 per square meters) Party B cannot sub-lease the leased land to other parties. Party B has to keep the land in the original condition after the expiry of the lease.


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7.    OTHERS: Any matters not clearly stated in this contract will follow the relevant regulations in the Economic Contract Law of the People's Republic of China. The terms of this contract is originally written in Chinese characters. This contract is in a form of four copies. Party A and B have two copies respectively having the same legal effect. It comes into effect after it has been signed and stamped by the representative from both parties.

Lessor(stamp)

                                    (Chop of Shenzhen Land & Sun Industrial &
                                    Trade Co., Ltd.)

Unit address:

Legal Representative:               (Signature)

Agent:

Telephone no:

Bank account:

Number of bank account:

Lessee (stamp):                     (Chop of Shenzhen Long Cheng Industrial Co.,
                                    Ltd. Plastic Metal Fty.)

                                    (Chop of China Bao An Long Cheng Hi-Lite
                                    Electronic Factory)

                                    (Chop of Shenzhen Long Cheng Nissin
                                    Precision Metal Plastic Factory)

Unit Address:

Legal Representative:               (Signature)

Agent:

Telephone no:

Bank account:

Number of bank account: